Filed pursuant to Rule 424(b)(3)
Registration No. 333-251808
VANECK BITCOIN TRUST
SUPPLEMENT NO. 4 DATED JUNE 28, 2024
TO THE PROSPECTUS DATED MARCH 1, 2024
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Bitcoin Trust (the “Trust”), dated March 1, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to disclose the addition of a new Custodian for the Trust's bitcoin.
Updates to the Prospectus
The following disclosure is added to immediately follow the "Prospectus Summary—The Trust's Service Providers—The Bitcoin Custodian" on page 6 of the Prospectus.
The Additional Bitcoin Custodian
Coinbase Custody Trust Company, LLC (the “Additional Bitcoin Custodian”), serves as the Trust’s Additional Bitcoin Custodian and is a fiduciary under § 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act of 1940, as amended. The Additional Bitcoin Custodian is authorized to serve as the Trust’s custodian under the Trust Agreement and pursuant to the terms and provisions of the Additional Bitcoin Custody Agreement. The Additional Bitcoin Custodian has its principal address at 55 Hudson Yards, 550 West 34th Street, 4th Floor, New York, NY 10001.
The Additional Bitcoin Custodian makes available to the Trust a custodial account for bitcoin maintained by the Additional Bitcoin Custodian (the “Additional Bitcoin Account”). The Bitcoin Custodian’s services in respect of the Additional Bitcoin Account (i) allow its Additional Bitcoin Vault Balance to be held in the Additional Bitcoin Account (ii) allow bitcoin to be deposited from a public blockchain address to the Trust’s Additional Bitcoin Account (iii) allow bitcoin to be withdrawn from the Additional Bitcoin Account to a public blockchain address as instructed by the Trust and (iv) certain additional services as may be agreed to between the Trust and the Additional Bitcoin Custodian from time to time.
The following disclosure is added to immediately follow the "Prospectus Summary—Custody of the Trust's Assets—Bitcoin Account" on page 7 of the Prospectus.
The Additional Bitcoin Account
The Additional Bitcoin Custody Agreement (as defined below) requires the Additional Bitcoin Custodian to hold the Trust’s bitcoin in cold storage, unless required to facilitate withdrawals as a temporary measure. The Additional Bitcoin Custodian will use segregated cold storage bitcoin addresses for the Trust’s Additional Bitcoin Account. The addresses on the Bitcoin Blockchain at which the Trust’s bitcoin in the Additional Bitcoin Account are held by the Additional Bitcoin Custodian are separate from the bitcoin addresses that the Additional Bitcoin Custodian uses for its other customers and are directly verifiable via the Bitcoin Blockchain. The Additional Bitcoin Custodian will at all times record and identify in its books and records that such bitcoin constitute the property of the Trust. The Additional Bitcoin Custodian will not withdraw the Trust’s bitcoin from the Trust’s Additional Bitcoin Account with the Additional Bitcoin Custodian, or loan, hypothecate, pledge or otherwise encumber the Trust’s bitcoin, without the Trust’s instruction.
The Sponsor has evaluated the Additional Bitcoin Custodian’s policies, procedures, and controls for safekeeping, exclusively possessing, and controlling the Trust’s bitcoin holdings and believes these are designed consistent with accepted industry practices to protect against theft, loss, and unauthorized and accidental use of the private keys, though the Sponsor does not control the Additional Bitcoin Custodian’s operations or implementation of such policies, procedures and controls and there can be no assurance that they will actually work as designed or prove to be successful in safeguarding the Trust’s assets against all possible sources of theft, loss or damage.
Although the Additional Bitcoin Custodian arranges for insurance, to be carried in respect of customer assets, the Additional Bitcoin Custodian’s insurance does not cover any loss in value of bitcoin and only covers losses caused by certain events such as fraud or theft and, in such covered events, it is unlikely the insurance would cover the full amount of any losses incurred by the Trust. The insurance maintained by the Additional Bitcoin Custodian is shared among all of the customers of the Coinbase Insureds (as defined below), is not specific to the Trust or to customers of the Additional Bitcoin Custodian, and may not be available or sufficient to protect the Trust from all possible losses or sources of losses. The Trust is not a named beneficiary under the Additional Bitcoin Custodian’s insurance policies, though the Additional Bitcoin Custodian has represented to the Trust that it shall obtain and maintain, at its sole expense, insurance coverage in such types and amounts as shall be commercially reasonable for the custodial services provided under the Additional Bitcoin Custody Agreement, including through its parent Coinbase Global (as defined below).
The following supersedes and replaces the risk factor disclosure under "Risks Factors—Risks Associated with Bitcoin and the Bitcoin Network—Due To The Nature Of Private Keys, Bitcoin Transactions Are Irrevocable And Stolen Or Incorrectly Transferred Bitcoin May Be Irretrievable. As A Result, Any Incorrectly Executed Bitcoin Transactions Could Adversely Affect An Investment In The Trust" on page 13 of the Prospectus:
Bitcoin transactions are not reversible. Once a transaction has been signed with private keys, verified and recorded in a block that is added to the Bitcoin Blockchain, an incorrect transfer of cryptocurrency, such as bitcoin, or a theft of bitcoin generally will not be reversible and the Trust may not be capable of seeking compensation for any such transfer or theft. To the extent that the Trust is unable to successfully seek redress for such error or theft, such loss could adversely affect an investment in the Trust.
The custody of the Trust’s bitcoin is handled by the Bitcoin Custodian or the Additional Bitcoin Custodian, and the transfer of bitcoin to and from Liquidity Providers normally takes place through the Bitcoin Custodian’s Clearing Services and is directed by the Administrator and the Transfer Agent. The Sponsor has evaluated the procedures and internal controls of the Trust’s Bitcoin Custodian and the Additional Bitcoin Custodian to safeguard the Trust’s bitcoin holdings, as well as the procedures and internal controls of the Trust’s Administrator. However, it is possible that, through computer or human error, or through theft or criminal action, the Trust’s bitcoin could be transferred from the Trust’s Bitcoin Account or Clearing Account at the Bitcoin Custodian or the Additional Bitcoin Account at the Additional Bitcoin Custodian in incorrect amounts or to unauthorized third parties, or to incorrect destination addresses on the Bitcoin Blockchain. Alternatively, if the Bitcoin Custodian’s and the Additional Bitcoin Custodian's internal procedures and controls are inadequate to safeguard the Trust’s bitcoin holdings, and the Trust’s private key(s) is (are) lost, destroyed or otherwise compromised and no backup of the private key(s) is (are) accessible, the Trust will be unable to access its bitcoin, which could adversely affect an investment in the Shares of the Trust. In addition, if the Trust’s private key(s) is (are) misappropriated and the Trust’s bitcoin holdings are stolen, including from or by the Bitcoin Custodian or the Additional Bitcoin Custodian, the Trust could lose some or all of its bitcoin holdings, which could adversely impact an investment in the Shares of the Trust.
Such events have occurred in connection with digital assets in the past. For example, in September 2014, the Chinese digital asset exchange Huobi announced that it had sent approximately 900 bitcoins and 8,000 Litecoins (worth approximately $400,000 at the prevailing market prices at the time) to the wrong customers.
The following supersedes and replaces the third bullet in the first paragraph of the risk factor disclosure under "Risks Factors—Risk Associated with Investing in the Trust— The Value Of The Shares May Be Influenced By A Variety Of Factors Unrelated To The Value Of Bitcoin." on page 27 of the Prospectus:
•The Trust could experience unforeseen issues relating to the performance and effectiveness of the security procedures used to protect the Trust’s account with the Bitcoin Custodian or the Additional Bitcoin Custodian, or the security procedures may not protect against all errors, software flaws or other vulnerabilities in the Trust’s technical infrastructure, which could result in theft, loss or damage of its assets; or

The following supersedes and replaces the risk factor "Risks Factors—Risk Associated with Investing in the Trust— Security Threats To The Trust’s Account With The Bitcoin Custodian Could Result In The Halting Of Trust Operations And A Loss Of Trust Assets Or Damage To The Reputation Of The Trust, Each Of Which Could Result In A Reduction In The Price Of The Shares." on page 32 of the Prospectus:
Security Threats To The Trust’s Account With The Bitcoin Custodian or the Additional Bitcoin Custodian Could Result In The Halting Of Trust Operations And A Loss Of Trust Assets Or Damage To The Reputation Of The Trust, Each Of Which Could Result In A Reduction In The Price Of The Shares.
Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets. The Sponsor believes that the Trust’s bitcoins held in the Trust’s Bitcoin Account and Clearing Account with the Bitcoin Custodian and the Additional Bitcoin Account with the Additional Bitcoin Custodian will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal the Trust’s bitcoins and will only become more appealing as the Trust’s assets grow. To the extent that the Trust, the Sponsor, the Bitcoin Custodian or the Additional Bitcoin Custodian is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the Trust’s Bitcoins may be subject to theft, loss, destruction or other attack.
The Sponsor has evaluated the security procedures in place for safeguarding the Trust’s bitcoins. Nevertheless, the security procedures cannot guarantee the prevention of any loss due to a security breach, hack, software defect or act of God that may be borne by the Trust and the security procedures may not protect against all errors, software flaws or other vulnerabilities in the Trust’s technical infrastructure, which could result in theft, loss or damage of its assets. The Sponsor does not control the Bitcoin Custodian’s or the Additional Bitcoin Custodian's operations or implementation of such security procedures and there can be no assurance that such security procedures will actually work as designed or prove to be successful in safeguarding the Trust’s assets against all possible sources of theft, loss or damage.
The security procedures and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee of the Sponsor, the Bitcoin Custodian, the Additional Bitcoin Custodian or otherwise, and, as a result, an unauthorized party may obtain access to the Trust’s account with the Bitcoin Custodian, the private keys (and therefore bitcoin) or other data of the Trust. Additionally, outside parties may attempt to fraudulently induce employees of the Sponsor, the Bitcoin Custodian, the Additional Bitcoin Custodian or the Trust’s other service providers to disclose sensitive information in order to gain access to the Trust’s infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, the Sponsor, the Bitcoin Custodian and the Additional Bitcoin Custodian may be unable to anticipate these techniques or implement adequate preventative measures. The Bitcoin Custodian is also dependent on key service providers, including, without limitation, its data centers, and if these were to cease operation or be the subject of operational problems or security threats, it could affect the Trust’s Bitcoin Account or Clearing Account with the Bitcoin Custodian.
An actual or perceived breach of the Trust’s Bitcoin Account or Clearing Account with the Bitcoin Custodian or Additional Bitcoin Account with the Additional Bitcoin Custodian could harm the Trust’s operations, result in partial or total loss of the Trust’s assets, damage the Trust’s reputation and negatively affect the market perception of the effectiveness of the Trust, all of which could in turn reduce demand for the Shares, resulting in a reduction in the price of the Shares. The Trust may also cease operations, the occurrence of which could similarly result in a reduction in the price of the Shares.
The following supersedes and replaces the risk factor "Risks Factors—Risk Associated with Investing in the Trust—If A Liquidity Provider Agreement, The Custody Agreement, an Authorized Participant Agreement Or Clearing Agreement Is Terminated Or A Liquidity Provider, an Authorized Participant Or The Bitcoin Custodian Fails To Participate In The Creation Or Redemption Processes Of The Trust Or Fails To Provide Services As Required, The Sponsor May Need To Find And Appoint A Replacement Liquidity Provider, Authorized Participant Or Bitcoin Custodian Quickly, Which Could Pose A Challenge To The Trust’s Ability To Create And Redeem Shares Or The

Safekeeping Of The Trust’s Bitcoins, And The Trust’s Ability To Continue To Operate May Be Adversely Affected." on page 33 of the Prospectus:
If A Liquidity Provider Agreement, The Custody Agreement, The Additional Bitcoin Custody Agreement, an Authorized Participant Agreement Or Clearing Agreement Is Terminated Or A Liquidity Provider, an Authorized Participant , The Bitcoin Custodian Or The Additional Bitcoin Custodian Fails To Participate In The Creation Or Redemption Processes Of The Trust Or Fails To Provide Services As Required, The Sponsor May Need To Find And Appoint A Replacement Liquidity Provider, Authorized Participant, Bitcoin Custodian, Or The Additional Bitcoin Custodian Quickly, Which Could Pose A Challenge To The Trust’s Ability To Create And Redeem Shares Or The Safekeeping Of The Trust’s Bitcoins, And The Trust’s Ability To Continue To Operate May Be Adversely Affected.
The Trust is dependent on the Bitcoin Custodian to operate, pursuant to the Custody Agreement and the Clearing Agreement. The Bitcoin Custodian performs essential functions in terms of safekeeping the Trust’s bitcoin and, via the Clearing Services, facilitates the transfer of bitcoin to the Trust by Liquidity Providers and from the Trust in connection with creations and redemptions and to pay the Sponsor Fee and extraordinary Trust expenses, and in extraordinary circumstances, to liquidate the Trust. If the Bitcoin Custodian fails to perform the functions it performs for the Trust, the Trust may be unable to operate or create or redeem Creation Baskets, which could force the Trust to liquidate or adversely affect the price of the Shares.
The Sponsor could decide to replace the Bitcoin Custodian as a custodian of the Trust’s bitcoins, pursuant to the Custody Agreement. Similarly, the Bitcoin Custodian under the Custody Agreement and Clearing Agreement may terminate the Custody Agreement and Clearing Agreement respectively upon providing the applicable notice to the Trust for any reason, or immediately, upon the occurrence of a Termination Event that is incapable of being cured within ten business days or if it determines in its sole discretion it is necessary to take such action to comply with applicable laws and regulations or in connection with Gemini’s fraud or other compliance program. Under the Custody Agreement, a Termination Event occurs when (i) any representation, warranty, certification or statement made by the Trust was or becomes incorrect in any material respect when made; (ii) the Trust materially breaches, or fails in any material respect to perform any of its obligations under the Custody Agreement; (iii) the Trust requests a postponement of maturity or a moratorium with respect to any indebtedness or is adjudged bankrupt or insolvent, or there is commenced against the Trust a case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the Trust files a petition for bankruptcy or an application for an arrangement with its creditors, seeks or consents to the appointment of a receiver, administrator or other similar official for all or any substantial part of its property, admits in writing its inability to pay its debts as they mature, or takes any corporate action in furtherance of any of the foregoing, or fails to meet applicable legal minimum capital requirements; or (iv) a change of control of the Trust, or an event, change or development that causes or is likely to cause a material adverse effect on the Trust, or in the ability of the Trust to fulfill its responsibilities under the Custody Agreement, occurs. Transferring maintenance responsibilities of the Trust’s account at the Bitcoin Custodian to another custodian may be complex and could subject the Trust’s bitcoin to the risk of loss during the transfer, which could have a negative impact on the performance of the Shares or result in loss of the Trust’s assets. Also, if the Bitcoin Custodian becomes insolvent, suffers business failure, ceases business operations, defaults on or fails to perform its obligations under the Custody Agreement or Clearing Agreement with the Trust, or abruptly discontinues the services it provides to the Trust for any reason, the Trust’s operations would be adversely affected.
On October 19, 2023, Gemini was named in a complaint filed by the New York Attorney General (“NYAG”) (“NYAG Lawsuit”) against Gemini and other entities, including Genesis and its affiliates (collectively, the “Genesis Entities”) in a New York state court, alleging, inter alia, that Gemini had violated New York’s Martin Act by soliciting money from the public, including persons in New York, with false assurances that an investment program called Gemini Earn, pursuant to which customers of Gemini could deposit money in Earn accounts at Gemini that would then be loaned to the Genesis Entities and repaid with interest by them, was a highly liquid investment and that Genesis was a creditworthy borrower based on the Bitcoin Custodian’s ongoing risk monitoring. On February 9, 2024, NYAG amended its lawsuit to add additional allegations against defendants other than Gemini. No new allegations were made against Gemini as part of the February 9 amendments.

On April 19, 2024, the United States Bankruptcy Court, Southern District of New York in the Genesis bankruptcy proceedings, approved a settlement that allowed for certain payments, on an in-kind “coin-for-coin” basis, to be made. Gemini made certain payments, on an in-kind “coin-for-coin” basis to Gemini Earn investors on May 29, 2024, however these investors were not made completely whole and were still owed approximately $50 million in cryptocurrency. On June 14, 2024, Gemini and NYAG entered into a Stipulation and Consent to Judgement which resolves claims against Gemini set out in the NYAG Lawsuit as described above (the “NYAG Settlement”). As part of the NYAG Settlement, Gemini will return approximately $50 million worth of digital assets to investors of the Gemini Earn program who were entitled to receive, and did receive, distributions from Gemini on May 29, 2024. Gemini will be required to make such full and complete restitution on an in-kind “coin-for-coin” basis. Additionally, Gemini will be banned from operating any cryptocurrency lending program in New York, unless a future state or federal legislation specifically permits cryptocurrency lending programs in or from the State of New York at which point NYAG’s consent shall be required.
On February 28, 2024, Gemini and the New York State Department of Financial Services (“NYDFS”) announced that they had entered into an administrative consent settlement agreement (the “NYDFS Settlement”) that included findings, primarily with respect to the Gemini Earn program, that Gemini had conducted some of its business in an unsafe and unsound manner, made false or misleading advertising statements, and failed to maintain an effective customer due diligence program, and committed other violations of New York Banking Law and NYDFS regulations. Pursuant to this settlement, Gemini has agreed to ensure that at least $1.1 billion is returned to Gemini Earn users through the Genesis bankruptcy proceedings that are also creditors in the Genesis bankruptcy. In addition, Gemini has agreed to contribute at least $40 million for the benefit of impacted Gemini Earn users and pay a $37 million fine to NYDFS. In determining the appropriate amount of the penalty, the NYDFS acknowledged and commended Gemini’s cooperation and recognized Gemini’s engagement with the NYDFS on the matters identified in the NYDFS Settlement and its ongoing efforts to remediate the shortcomings identified in the NYDFS Settlement and during the NYDFS’ most recent examination of Gemini.
Additionally, pursuant to the NYDFS Settlement, Gemini agreed to provide an action plan to NYDFS including implementing the recommendations of an outside consultant in connection with a governance and management assessment, continuing to strengthen its controls, policies and procedures to ensure robust compliance programs in connection with its virtual currency business activity, and continuing its cooperation with the NYDFS to remediate the violations identified in the NYDFS Settlement and previous examinations. The NYDFS Settlement also reserves the NYDFS’s right to bring an action against Gemini if Gemini fails to fulfill its obligations under NYDFS Settlement. The NYDFS Settlement does not resolve any other regulatory proceedings or litigation involving Gemini, including the NYAG Lawsuit. As a regulated entity with financial services licenses in multiple jurisdictions, it is possible that other regulators may decide to initiate their own action with respect to Gemini based on the findings contained in the NYDFS Settlement.
Gemini, as the Bitcoin Custodian, could be required, as a result of judicial or regulatory determinations, or could choose, to restrict or curtail the services it offers (whether in or from New York State or generally), its licenses could be impacted, or its financial condition and ability to provide services to the Trust could be affected as a result of the NYDFS Settlement, NYAG Lawsuit, or other litigation. If the Bitcoin Custodian were to be required or choose, as a result of the NYDFS Settlement, NYAG Lawsuit, or other litigation or regulatory action, to restrict, curtail, or terminate the services it offers, it could negatively affect the Trust’s ability to operate, hold bitcoin, or process creations or redemptions of Baskets, which could force the Trust to engage an alternate bitcoin custodian or to liquidate and could adversely affect the value of the Shares.
Similarly, the Additional Bitcoin Custodian performs essential functions in terms of safekeeping the Trust’s bitcoin in the Additional Bitcoin Vault Balance. If the Additional Bitcoin Custodian fails to perform the functions they perform for the Trust, the Trust may be unable to operate or create or redeem Baskets, which could force the Trust to liquidate or adversely affect the price of the Shares.
On March 22, 2023, Coinbase, Inc., which is an affiliate of the Additional Bitcoin Custodian, and its parent (such parent, “Coinbase Global” and together with Coinbase Inc., the “Relevant Coinbase Entities”) received a “Wells Notice” from the SEC staff stating that the SEC staff made a “preliminary determination” to recommend that the SEC file an enforcement action against the Relevant Coinbase Entities alleging violations of the federal securities laws, including the Exchange Act and the Securities Act. According to Coinbase Global’s public reporting company disclosure, based on discussions with the SEC staff, the Relevant Coinbase Entities believe these potential enforcement actions would relate to aspects of the Relevant Coinbase Entities’ Coinbase Prime service, spot market, staking service Coinbase Earn, and Coinbase Wallet, and the potential civil action may seek injunctive relief, disgorgement, and civil penalties. On June 6, 2023, the SEC filed a complaint against the Relevant Coinbase Entities in federal district court in the Southern District of New York, alleging, inter alia: (i) that Coinbase Inc. has violated the Exchange Act by failing to register with the SEC as a national securities exchange, broker-dealer, and clearing agency, in connection with activities involving certain identified digital assets that the SEC’s complaint alleges are securities, (ii) that Coinbase Inc. has violated the Securities Act by failing to register with the SEC the offer and sale of its staking program, and (iii) that Coinbase Global is jointly and severally liable as a control person under the Exchange Act for Coinbase Inc.’s violations of the Exchange Act to the same extent as Coinbase Inc. The SEC’s complaint seeks a permanent injunction against the Relevant Coinbase Entities to prevent them from violations of the Exchange Act or Securities Act, disgorgement, civil monetary penalties, and such other relief as the court deems appropriate or necessary. While the Additional Bitcoin Custodian is not named in the complaint, if Coinbase Global, as the parent of the Additional Bitcoin Custodian, is required, as a result of a judicial determination, or could choose, to restrict or curtail the services its subsidiaries provide to the Trust, or its financial condition is negatively affected, it could negatively affect the Trust’s ability to operate.
Alternatively, the Sponsor could decide to replace the Additional Bitcoin Custodian as a custodian of the Trust’s bitcoin, pursuant to the Additional Custodial Services Agreement (the “Additional Bitcoin Custody Agreement”). Similarly, the Additional Bitcoin Custodian could terminate services under the Additional Bitcoin Custody Agreement for any reason and without Cause upon providing the applicable notice to the Trust for any reason, or immediately for Cause (“Cause” is defined in the Additional Bitcoin Custody Agreement as (i) the Trust breaches any provision of the Additional Bitcoin Custody Agreement and such breach is not cured within three (3) business days after notice of such breach is given to the Trust in the case of a payment-related breach or is not cured within ten (10) business days after notice of such breach is given to the Trust; (ii) the Trust takes any action to dissolve or liquidate (iii) the Trust becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority; (iv) the Trust becomes subject to any bankruptcy or insolvency proceeding; (v) the Additional Bitcoin Custodian becomes aware of any facts or circumstances with respect to the Trust’s financial, legal, regulatory or reputational position which reasonably would materially adversely affect The Trust’s ability to comply with its obligations under the Additional Bitcoin Custody Agreement, and such facts and circumstances cannot be cured within five (5) business days; (vi) termination is required pursuant to a facially valid subpoena, court order or binding order of a government authority; (vii) the Trust’s Additional Bitcoin Account is subject to any pending litigation, investigation or government proceeding; or (viii) the Additional Bitcoin Custodian reasonably suspects the Trust of attempting to circumvent the Additional Bitcoin Custodian’s controls in a manner the Additional Bitcoin Custodian otherwise deems inappropriate or potentially harmful to itself or third parties.) Transferring maintenance responsibilities of the Trust’s account at the Additional Bitcoin Custodian to another custodian may be complex and could subject the Trust’s bitcoin to the risk of loss during the transfer, which could have a negative impact on the performance of the Shares or result in loss of the Trust’s assets. Also, if the Additional Bitcoin Custodian becomes insolvent, suffers business failure, ceases business operations, default on or fail to perform their obligations under its contractual agreement with the Trust, or abruptly discontinue the services it provides to the Trust for any reason, the Trust’s operations including its creation and redemption processes would be adversely affected.
The Sponsor may not be able to find a party willing to serve as the custodian or perform clearing services under the same terms as the current Custody Agreement, Additional Bitcoin Custody Agreement and Clearing Agreement. To the extent that Sponsor is not able to find a suitable party willing to serve as the custodian or to perform clearing services, the Sponsor may be required to terminate the Trust and liquidate the Trust’s bitcoin. In addition, to the extent that the Sponsor finds a suitable party but must enter into a modified Custody Agreement, Additional Bitcoin Custody Agreement or Clearing Agreement that is less favorable for the Trust or Sponsor, the value of the Shares could be adversely affected.
If an Authorized Participant or a Liquidity Provider suffers insolvency, business failure or interruption, default, failure to perform, security breach, or if an Authorized Participant or a Liquidity Provider chooses not to participate in the creation and redemption processes of the Trust due to the risks described in "—The Inability Of Liquidity Providers To Hedge Their Bitcoin Exposure May Adversely Affect The Liquidity Of Shares And The Value Of An Investment In The Shares" And "—If The Process Of Creation And Redemption Of Creation Baskets Encounters Any Unanticipated Difficulties, The Possibility For Arbitrage Transactions By Authorized Participants Intended To Keep The Price Of The Shares Closely Linked To The Price Of Bitcoin May Not Exist And, As A Result, The Price Of The shares May Fall Or Otherwise Diverge From NAV", and the Trust is unable to engage replacement Authorized Participants or Liquidity Providers on commercially acceptable terms or at all, then the creation and redemption processes of the Trust or the arbitrage mechanism used to keep the Trust’s Shares trading in line with NAV could be negatively affected.
The following supersedes and replaces the risk factor "Risks Factors—Risk Associated with Investing in the Trust— The Lack Of Full Insurance And Shareholders’ Limited Rights Of Legal Recourse Against The Trust, Trustee, Sponsor, Administrator, Cash Custodian And Bitcoin Custodian Expose The Trust And Its Shareholders To The Risk Of Loss Of The Trust’s Bitcoins For Which No Person Or Entity Is Liable.":
The Lack Of Full Insurance And Shareholders’ Limited Rights Of Legal Recourse Against The Trust, Trustee, Sponsor, Administrator, Cash Custodian, Bitcoin Custodian, And Additional Bitcoin Custodian Expose The Trust And Its Shareholders To The Risk Of Loss Of The Trust’s Bitcoins For Which No Person Or Entity Is Liable.
Neither the Trust nor the Sponsor insure the Trust's bitcoin. The Trust is not a banking institution or otherwise a member of the Federal Deposit Insurance Corporation (“FDIC”) or Securities Investor Protection Corporation (“SIPC”) and, therefore, Shareholders cannot be assured that either the Bitcoin Custodian or the Additional Bitcoin Custodian will maintain adequate insurance in respect of the bitcoin they hold for the Trust, that such coverage will cover losses with respect to the Trust’s bitcoins, or that sufficient insurance proceeds will be available to cover the Trust’s losses in full.
The Bitcoin Custodian’s insurance may not cover the type of losses experienced by the Trust. Alternatively, the Trust may be forced to share such insurance proceeds with other clients or customers of the Bitcoin Custodian, which could reduce the amount of such proceeds that are available to the Trust. The Trust is not a named insured under the Bitcoin Custodian’s insurance policies, though the Bitcoin Custodian has represented to the Sponsor that the insurance covers customer losses, including losses suffered by the Trust, arising from specified events, including fraud, theft, and cyber-security breaches. In addition, the bitcoin insurance market is limited, and the level of insurance maintained by the Bitcoin Custodian may be substantially lower than the assets of the Trust, or the amount of claims against the Bitcoin Custodian of all of the customers whose losses are covered by the Bitcoin Custodian’s insurance coverage. While the Bitcoin Custodian maintains certain capital reserve requirements depending on the assets under custody, and such capital reserves may provide additional means to cover client asset losses, the Trust cannot be assured that the Bitcoin Custodian will maintain capital reserves sufficient to cover actual or potential losses with respect to the Trust’s digital assets.
Furthermore, under the Custody Agreement, the Bitcoin Custodian’s liability is limited in various ways, including that the Bitcoin Custodian cannot be held responsible for any failure or delay to act by the Bitcoin Custodian, its service providers, or its banks that is within the time limits permitted by the Custody Agreement, or that is caused by the Trust’s negligence or is required to comply with applicable laws and regulations. The Bitcoin Custodian is not liable for any System Failure or Downtime (both as defined in the Custody Agreement), which prevents the Bitcoin Custodian from fulfilling its obligations under the Custody Agreement, provided that Bitcoin Custodian took reasonable care and used commercially reasonable efforts to prevent or limit such System Failures or Downtime and otherwise complied with the Custody Agreement. The Custody Agreement provides that “Downtime” means scheduled maintenance and a “System Failure” shall mean a failure of any computer hardware, software, computer systems, or telecommunications lines or devices used by the Bitcoin Custodian, or interruption, loss, or malfunction of utility, data center, Internet or network provider services used by the Bitcoin Custodian; provided, however, that a cybersecurity attack, data breach, hack, or other intrusion, or unauthorized disclosure by a third party, the Bitcoin Custodian, a service provider to the Bitcoin Custodian, or an agent or subcontractor of the Bitcoin Custodian, shall not be deemed a System Failure, to the extent such events or any losses arising therefrom are due to the Bitcoin Custodian’s failure to comply with its obligations under the Custody Agreement. The Bitcoin

Custodian cannot be held responsible for any circumstances beyond the Bitcoin Custodian’s reasonable control, provided the Bitcoin Custodian took reasonable care and used commercially reasonable efforts in executing its responsibilities to the Trust pursuant to the Custody Agreement, which includes exercising the degree of care, diligence and skill that a prudent and competent professional provider of services similar to the custodial services would exercise in the circumstances, or such higher care where required by law or the Custody Agreement (collectively, the “Standard of Care”). The Bitcoin Custodian makes no guarantees regarding the Bitcoin network’s security, functionality, or availability, and will not be liable for or in connection with any acts, decisions, or omissions made by developers of the Bitcoin network. The Bitcoin Custodian is not liable for any losses or claims arising out of actions that are in the Trust’s control and related to the Trust’s use of the Bitcoin Custodian’s online platform, including but not limited to, the Trust’s failure to follow security protocols, the Bitcoin Custodian’s platform controls, improper instructions, failure to secure the Trust’s credentials from third parties, or anything else in the Trust’s control and is also not liable for any amount greater than the value of the assets on deposit in Trust’s account at the Bitcoin Custodian at the time of, and directly relating to, the events giving rise to the liability occurred, the value of which shall be determined in accordance with the Chicago Mercantile Exchange Bitcoin Reference Rate or any successor thereto. The Bitcoin Custodian is not liable to the Trust (whether under contract, tort (including negligence) or otherwise) for any indirect, incidental, special, punitive or consequential losses suffered or incurred by the Trust (whether or not any such losses were foreseeable). The Bitcoin Custodian is not liable to the Trust or anyone else for any loss or injury resulting directly or indirectly from any damage or interruptions caused by any computer viruses, spyware, scamware, trojan horses, worms, or other malware that may affect the Trust’s computer or other equipment, provided such malware did not originate from the Bitcoin Custodian or its agents. The Custody Agreement’s “Force Majeure” provision provides that the Bitcoin Custodian is not liable for delays, suspension of operations, failure in performance, or interruption of service to the extent it is directly due to a cause or condition beyond the reasonable control of the Bitcoin Custodian including, but not limited to, any act of God, nuclear or natural disaster, epidemic, action or inaction of civil or military authorities, act of war, terrorism, sabotage, civil disturbance, strike or other labor dispute, accident, or state of emergency; provided, however, that for the avoidance of doubt, the Custody Agreement’s Force Majeure provision shall not apply in respect of System Failures or Downtime, which are subject to other respective provisions of the Custody Agreement. The occurrence of an event described in the Force Majeure provision shall not affect the validity and enforceability of any remaining provisions of the Custody Agreement.
In the event of potential losses incurred by the Trust as a result of the Bitcoin Custodian losing control of the Trust’s bitcoins or failing to properly execute instructions on behalf of the Trust, the Bitcoin Custodian’s liability with respect to the Trust will be subject to certain limitations which may allow it to avoid liability for potential losses or may be insufficient to cover the value of such potential losses. Furthermore, the insurance maintained by the Bitcoin Custodian may be insufficient to cover its liabilities to the Trust. Both the Trust and the Bitcoin Custodian are required to indemnify each other under certain circumstances.
Subject to the Force Majeure provision and as limited by the limitations of liability in the Custody Agreement, the Bitcoin Custodian shall be liable to the Trust for the Loss (defined below) of any of the Trust’s bitcoin or fiat currency to the extent that such Loss was caused by the negligence, fraud, willful or reckless misconduct of the Bitcoin Custodian or breach by the Bitcoin Custodian of its Standard of Care. The Custody Agreement provides that “Loss” means if, at any time the Trust’s Bitcoin Account or Fiat Account, as applicable, does not hold the bitcoin or fiat currency that had been (1) received by Bitcoin Custodian in connection with the Trust’s Bitcoin Account or Fiat Account pursuant to the Custody Agreement, or (2) duly sent to the Bitcoin Custodian by the Trust or Authorized Participants in connection with the Trust’s Bitcoin Account pursuant to the Custody Agreement but not received because of a failure caused by the Bitcoin Custodian. The Custody Agreement provides that “Loss” shall include situations where the Bitcoin Custodian fails to execute a valid withdrawal request, bitcoin are withdrawn from the Trust’s Bitcoin Account other than pursuant to a withdrawal request, or the Trust is not able to timely withdraw bitcoin from the Bitcoin Account pursuant to a withdrawal request, in each case due to a failure caused by the Bitcoin Custodian; provided, however, that the Bitcoin Custodian’s failure to permit timely withdrawals because it has determined that it cannot do so due to the requirements of applicable laws and regulations or because of the operation of its fraud detection controls shall not be considered a Loss, provided the Bitcoin Custodian is acting reasonably and in good faith. The Custody Agreement provides that should a Loss of the Trust’s bitcoin or fiat currency due to the negligence, fraud, willful or reckless misconduct of the Bitcoin Custodian or a breach by the

Bitcoin Custodian of its Standard of Care occur, the Bitcoin Custodian will, as soon as practicable, return to the Trust a quantity of the same digital asset that is equal to the quantity of digital assets involved in the Loss, or return to the Trust a quantity of the same fiat currency that is equal to the quantity of fiat currency involved in the Loss (if the Loss involved the Fiat Account). However, the Trust does not control the Bitcoin Custodian and cannot guarantee that the Bitcoin Custodian will perform its obligations to the Trust under the Custody Agreement, in a timely manner or at all. The Custody Agreement provides that (i) the Bitcoin Custodian does not own or control the underlying software protocols of networks which govern the operation of digital assets (including the Bitcoin Blockchain), (ii) the Bitcoin Custodian makes no guarantees regarding their security, functionality, or availability, and (iii) in no event shall the Bitcoin Custodian be liable for or in connection with any acts, decisions, or omissions made by developers or promoters of digital assets, including bitcoin.
Similarly, under the Clearing Agreement, the Bitcoin Custodian’s liability in connection with the Clearing Services is limited as follows, among others: the Bitcoin Custodian does not have any responsibility for any sale or purchase of bitcoin for cash to a Liquidity Provider through the Clearing Services (such a transaction, a “Clearing Transaction”), other than as specifically identified in the Clearing Agreement. The Bitcoin Custodian may rely upon, without liability on its part, any clearing request submitted through Gemini’s platform. Absent gross negligence, willful misconduct or fraud, the Bitcoin Custodian shall not be liable for any loss resulting from a clearing request or the use of Clearing Services. Validation and confirmation procedures used by Gemini are designed only to verify the source of clearing requests and that each party has met its respective obligations in respect of a clearing request and not to detect errors in the content of a clearing request or to prevent duplicate clearing requests. The Trust is responsible for losses resulting from clearing requests provided by it and for any errors made by or on behalf of the Trust, any errors resulting, directly or indirectly, from fraud or the duplication of any clearing request by or on behalf of the Trust, or any losses resulting from the malfunctioning of any devices used by the Trust or loss or compromise of credentials used by the Trust to deliver clearing requests. The Bitcoin Custodian may reject, refuse to settle or otherwise not complete any request to settle a bitcoin transaction through the Clearing Services for any reason necessary to comply with applicable laws and regulations or in connection with its fraud or other compliance controls and systems, and the Bitcoin Custodian shall have no liability whatsoever to the Trust, any transaction counterparty or any other party in connection with or arising out of the Bitcoin Custodian rejecting, refusing or otherwise not completing the settlement of a transaction through the Clearing Services. The Bitcoin Custodian will not settle transactions through the Clearing Services: (i) if either party to a Clearing Transaction has not fully funded its accounts held with the Bitcoin Custodian and used in connection with the Clearing Services (in the Trust’s case, the Clearing Account and Fiat Account), as applicable, with the required fiat currency amount or bitcoin amount, as applicable, prior to the agreed expiration time; (ii) if either party to a Clearing Transaction has not confirmed its acceptance of the clearing request to the Bitcoin Custodian prior to the agreed expiration time; (iii) if either party to a transaction is not a Gemini customer; or (iv) for any other reason as determined by the Bitcoin Custodian in its sole discretion to comply with applicable laws and regulation or in connection with the Bitcoin Custodian’s fraud or other compliance controls and systems. Although the Bitcoin Custodian has represented to the Sponsor that Clearing Transactions ordinarily settle automatically within minutes once the bitcoin and cash have been funded by both the Trust and the Liquidity Provider in their respective accounts at the Bitcoin Custodian used in connection with the Clearing Services (in the Trust’s case, the Clearing Account and Fiat Account), the Bitcoin Custodian is not required by the Clearing Agreement to settle the Clearing Transaction that quickly. These and the other limitations on the Bitcoin Custodian’s liability may allow it to avoid liability for potential losses, even if the Bitcoin Custodian directly caused such losses.
The Clearing Agreement provides that it is subject to Gemini’s User Agreement. Pursuant to Gemini’s User Agreement, Gemini agrees to take reasonable care and use commercially reasonable efforts in executing Gemini’s responsibilities to the Trust pursuant to the User Agreement, or such higher care where required by law or as specified by the User Agreement. Gemini uses commercially reasonable efforts to provide the Trust with a reliable and secure platform. From time to time, interruptions, errors or other deficiencies in service may occur due to a variety of factors, some of which are outside of our control. These factors can contribute to delays, errors in service, or system outages, creating difficulties in accessing the Trust’s account, withdrawing fiat currency or bitcoin, depositing fiat currency or bitcoin, and/or placing and/or canceling orders.

Under the User Agreement, Gemini is not liable for any delays, failure in performance or interruption of service which result directly or indirectly from any cause or condition, whether or not foreseeable, beyond Gemini’s reasonable control, including, but not limited to, any act of God, nuclear or natural disaster, epidemic, action or inaction of civil or military authorities, act of war, terrorism, sabotage, civil disturbance, strike or other labor dispute, accident, state of emergency or interruption, loss, or malfunction of equipment or utility, communications, computer (hardware or software), Internet or network provider services.
Except to the extent required by law, Gemini is not liable under the User Agreement, whether in contract or tort, for any punitive, special, indirect, consequential, incidental, or similar damages, including lost trading or other profits, diminution in asset value, or lost business opportunities (even if Gemini have been advised of the possibility thereof) in connection with the transactions subject to the User Agreement. Gemini’s total liability for breach of the User Agreement shall be limited by the value of any of the Trust’s allegedly lost fiat currency and digital assets in the custody of Gemini at the time of loss. Under the User Agreement Gemini is not liable for delays or interruptions in service caused by automated or other compliance checks or for other reasonable delays or interruptions in service, by definition to include any delay or interruption shorter than one week, or delays or interruptions in service beyond the control of Gemini or its service providers. The limitation on liability under the User Agreement includes, but is not limited to any damage or interruptions caused by any computer viruses, spyware, scamware, trojan horses, worms, or other malware that may affect the Trust’s computer or other equipment, or any phishing, spoofing, domain typosquatting, or other attacks, failure of mechanical or electronic equipment or communication lines, telephone or other interconnect problems (e.g., you cannot access your internet service provider), unauthorized access, theft, operator errors, strikes or other labor problems, or any force majeure. Gemini does not guarantee continuous, uninterrupted, or secure access to Gemini. Gemini is not responsible for any failure or delay to act by any Gemini service provider, including Gemini’s banks, or any other participant that is within the time limits permitted by the User Agreement or prescribed by law, or that is caused by the Trust’s negligence.
Under the User Agreement, Gemini is not responsible for any “System Failure” (defined as a failure of any computer hardware or software used by Gemini, a Gemini service provider, or any telecommunications lines or devices used by Gemini or a Gemini service provider), or scheduled or unscheduled maintenance or downtime, which prevents Gemini from fulfilling its obligations under the User Agreement, provided that Gemini used commercially reasonable efforts to prevent or limit such System Failures, or downtime. Gemini cannot be held responsible for any other circumstances beyond Gemini’s reasonable control.
The Additional Bitcoin Custodian’s parent, Coinbase Global maintains a commercial crime insurance policy of up to $320 million, which is intended to cover the loss of client assets held by Coinbase Global and all of its subsidiaries, including the Additional Bitcoin Custodian (collectively, Coinbase Global and its subsidiaries are referred to as the “Coinbase Insureds”), including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer. The insurance maintained by Coinbase Global is shared among all of Coinbase’s customers, is not specific to the Trust or to customers of the Additional Bitcoin Custodian and may not be available or sufficient to protect the Trust from all possible losses or sources of losses. Coinbase Global’s insurance may not cover the type of losses experienced by the Trust. Alternatively, the Trust may be forced to share such insurance proceeds with other clients or customers of the Coinbase Insureds, which could reduce the amount of such proceeds that are available to the Trust. In addition, the bitcoin insurance market is limited, and the level of insurance maintained by Coinbase Global may be substantially lower than the assets of the Trust. While the Additional Bitcoin Custodian maintains certain capital reserve requirements depending on the assets under custody, and such capital reserves may provide additional means to cover Trust asset losses, the Trust cannot be assured that the Additional Bitcoin Custodian will maintain capital reserves sufficient to cover actual or potential losses with respect to the Trust’s digital assets.
Additionally, under the Additional Bitcoin Custody Agreement, the Additional Bitcoin Custodian’s liability is limited as follows, among others: (i) in respect of any incidental, indirect, special, punitive, consequential or similar losses, the Additional Bitcoin Custodian is not liable, even if the Additional Bitcoin Custodian has been advised of or knew or should have known of the possibility thereof; (ii) the Additional Bitcoin Custodian, its affiliates or its respective officers, directors, agents, employees and representatives shall in no event have any liability with respect to any breach of its obligations under the Additional Bitcoin Custody Agreement which does not result from its negligence, fault, fraud or willful misconduct; and (iii) except for the: (i) Excluded Liabilities; (ii) fraud; or (iii)

willful misconduct, in no event shall any Coinbase entity's aggregate liability with respect to any breach of its obligations under the Additional Bitcoin Custody Agreement exceed the greater of (a) the value of the bitcoin involved in the transaction giving rise to such liability and (b) the aggregate amount of fees paid by the Trust to such Coinbase entity in respect of services relating to custody, trade execution, lending or post-trade credit (if applicable) and other services in the 12-month period prior to the event giving rise to such liability, and solely in respect of custodial services provided pursuant to the Additional Bitcoin Custody Agreement, the liability of the Additional Bitcoin Custodian shall not exceed the greater of (i) the aggregate amount of fees paid by the Trust to the Additional Bitcoin Custodian in respect of the custodial services in the 12-month period prior to the event giving rise to such liability; or (ii) the value of the bitcoin on deposit in Trust’s Additional Bitcoin Account(s) involved in the event giving rise to such liability; provided, that in no event shall the Additional Bitcoin Custodian’s aggregate liability in respect of each cold storage address exceed one hundred million US dollars ($100,000,000.00 USD).
“Excluded Liabilities” means (x) with respect to the Trust, (1) the Trust’s defense and indemnity obligations under the Additional Bitcoin Custody Agreement; (2) any outstanding commissions or fees owed by the Trust under the Additional Bitcoin Custody Agreement and (3) the Trust’s breach of representations and warranties under the Additional Bitcoin Custody Agreement; and (y) with respect to the Additional Bitcoin Custodian, its defense and indemnity obligations under the Additional Bitcoin Custody Agreement.
With respect to the Excluded Liabilities, the Additional Bitcoin Custodian’s liability to the Trust for any losses arising out of or in connection with the Additional Bitcoin Custodian’s defense and indemnity obligations under the Additional Bitcoin Custody Agreement will be limited, in the aggregate, to an amount equal to five million U.S. dollars ($5,000,000.00 USD).
In general, the Additional Bitcoin Custodian is not liable under the Additional Bitcoin Custody Agreement unless in the event of its negligence, fraud, material violation of applicable law or willful misconduct. The Additional Bitcoin Custodian is not liable for delays, suspension of operations, failure in performance, or interruption of service to the extent it is directly due to a cause or condition beyond the reasonable control of the Additional Bitcoin Custodian. Furthermore, the insurance maintained by the Additional Bitcoin Custodian may be insufficient to cover its liabilities to the Trust.
The Additional Bitcoin Custodian requires up to twenty-four (24) hours between any request to withdraw bitcoin from the Trust’s Additional Bitcoin Account and submission of the Trust’s withdrawal to the Bitcoin network. It may be necessary to retrieve certain information from offline storage in order to facilitate a withdrawal in accordance with the Trust’s instructions, which may delay the initiation or crediting of such withdrawal from the Trust’s Additional Bitcoin Account. Bitcoin shall not be deposited or withdrawn upon less than twenty-four (24) hours’ notice initiated from the Trust’s Additional Bitcoin Account. The time of such request shall be the time such notice is transmitted from the Trust’s Additional Bitcoin Account. In the context of the foregoing and during such twenty-four (24) hours’ notice period, the Additional Bitcoin Custodian makes no representations or warranties with respect to the availability and/or accessibility of (1) the bitcoin, (2) a Custody Transaction (as defined in the Additional Bitcoin Custody Agreement, which includes a deposit or withdrawal), (3) the Additional Bitcoin Account, or (4) the Custodial Services (as defined in the Additional Bitcoin Custody Agreement). While the Additional Bitcoin Custodian will make reasonable efforts to process client initiated deposits in a timely manner, the Additional Bitcoin Custodian makes no representations or warranties regarding the amount of time needed to complete processing of deposits as such processing is dependent upon many factors outside of the Additional Bitcoin Custodian’s control.
Moreover, in the event of an insolvency or bankruptcy of the Bitcoin Custodian or the Additional Bitcoin Custodian in the future, given that the contractual protections and legal rights of customers with respect to digital assets held on their behalf by third parties are relatively untested in a bankruptcy of an entity such as the Bitcoin Custodian and the Additional Bitcoin Custodian in the virtual currency industry, there is a risk that customers’ assets – including the Trust’s assets – may be considered the property of the bankruptcy estate of the Bitcoin Custodian or the Additional Bitcoin Custodian, and customers – including the Trust – may be at risk of being treated as general unsecured creditors of such entities and subject to the risk of total loss or markdowns on value of such assets.

Each of the Custody Agreement and the Additional Bitcoin Custody Agreement contains an agreement by the parties to treat the bitcoin credited to the Trust’s Vault Balance and the Trust's Additional Bitcoin Vault Balance as financial assets under Article 8 of the New York Uniform Commercial Code (“Article 8”), in addition to stating that the Bitcoin Custodian and the Additional Bitcoin Custodian will serve as fiduciary and custodian on the Trust’s behalf. It is possible that a court would not treat custodied digital assets as part of the Bitcoin Custodian’s or the Additional Bitcoin Custodian's general estate in the event the Bitcoin Custodian or the Additional Bitcoin Custodian were to experience insolvency. However, due to the novelty of digital asset custodial arrangements courts have not yet considered this type of treatment for custodied digital assets and it is not possible to predict with certainty how they would rule in such a scenario. In the case of the Clearing Account, because it is an omnibus account in which the assets of multiple customers – including the Trust’s assets – are held together, it is likely the Trust would be treated as a general unsecured creditor in respect of the Clearing Account held with the Bitcoin Custodian in the event of the Bitcoin Custodian’s insolvency. The Clearing Agreement does not contain an Article 8 opt-in. If the Bitcoin Custodian or the Additional Bitcoin Custodian became subject to insolvency proceedings and a court were to rule that the custodied bitcoin were part of the Bitcoin Custodian’s or the Additional Bitcoin Custodian's general estate and not the property of the Trust, then the Trust would be treated as a general unsecured creditor in the Bitcoin Custodian’s or the Additional Bitcoin Custodian's insolvency proceedings and the Trust could be subject to the loss of all or a significant portion of its assets. Moreover, in the event of the bankruptcy of the Bitcoin Custodian or the Additional Bitcoin Custodian, an automatic stay could go into effect and protracted litigation could be required in order to recover the assets held with the Bitcoin Custodian or the Additional Bitcoin Custodian, all of which could significantly and negatively impact the Trust’s operations and the value of the Shares.
Under the Trust Agreement, the Trustee and the Sponsor will not be liable for any liability or expense incurred, including, without limitation, as a result of any loss of bitcoin by the Bitcoin Custodian, absent gross negligence or bad faith on the part of the Trustee or the Sponsor or breach by the Sponsor of the Trust Agreement, as the case may be. As a result, the recourse of the Trust or the Shareholders to the Trustee or the Sponsor, including in the event of a loss of bitcoin by the Bitcoin Custodian, is limited.
The Shareholders’ recourse against the Sponsor, the Trustee, and the Trust’s other service providers for the services they provide to the Trust, including, without limitation, those relating to the holding of bitcoin or the provision of instructions relating to the movement of bitcoin, is limited. For the avoidance of doubt, neither the Sponsor, the Trustee, nor any of their affiliates, nor any other party has guaranteed the assets or liabilities, or otherwise assumed the liabilities, of the Trust, or the obligations or liabilities of any service provider to the Trust, including, without limitation, the Bitcoin Custodian or the Additional Bitcoin Custodian. Consequently, a loss may be suffered with respect to the Trust’s bitcoin that is not covered by the Bitcoin Custodian’s or the Additional Bitcoin Custodian's insurance and for which no person is liable in damages. As a result, the recourse of the Trust or the Shareholders, under applicable law, is limited.
The following supersedes and replaces the risk factor "Risks Factors—Risk Associated with Investing in the Trust— The Value Of The Shares Will Be Adversely Affected If The Trust Is Required To Indemnify The Sponsor, The Trustee, The Transfer Agent, The Bitcoin Custodian Or The Cash Custodian Under The Trust Documents." on page 37 of the Prospectus:
The Value Of The Shares Will Be Adversely Affected If The Trust Is Required To Indemnify The Sponsor, The Trustee, The Transfer Agent, The Bitcoin Custodian the Additional Bitcoin Custodian Or The Cash Custodian Under The Trust Documents.
Under the Trust Documents, each of the Sponsor, the Trustee, the Transfer Agent, the Bitcoin Custodian, the Additional Bitcoin Custodian and the Cash Custodian has a right to be indemnified by the Trust for certain liabilities or expenses that it incurs without gross negligence, bad faith or wilful misconduct on its part. Therefore, the Sponsor, Trustee, Transfer Agent, the Bitcoin Custodian, the Additional Bitcoin Custodian or the Cash Custodian may require that the assets of the Trust be used for indemnification in order to cover losses or liability suffered by them. This would reduce the bitcoin holdings of the Trust and the value of the Shares.
The following is added to immediately follow the risk factor "Risk Factors—Risks Associated with investing in the Trust—Gemini Serves As The Bitcoin Custodian For Several Competing Exchange-Traded Bitcoin Products, and

The Trust’s Cash Custodian and Liquidity Providers May Also Transact With Competing Exchange-Traded Bitcoin Products or With Other Companies in the Digital Assets Industry, Which Could Heighten Interconnectedness and Contagion Risks And Adversely Affect Creation and Redemption Processes of the Trust." on page 38 of the Prospectus.
Coinbase Serves as the Bitcoin Custodian for Several Competing Exchange-Traded Bitcoin Products, Which Could Adversely Affect the Trust’s Operations and Ultimately the Value of the Shares.
The Additional Bitcoin Custodian is an affiliate of Coinbase Global. As of the date hereof, Coinbase Global is the largest publicly traded cryptoasset company in the world by market capitalization and is also the largest cryptoasset custodian in the world by assets under custody. By virtue of its leading market position and capabilities, and the relatively limited number of institutionally-capable providers of cryptoasset brokerage and custody services, Coinbase serves as the Bitcoin Custodian for several competing exchange-traded bitcoin products. Therefore, Coinbase has a critical role in supporting the U.S. spot bitcoin exchange-traded product ecosystem, and its size and market share creates the risk that Coinbase may fail to properly resource its operations to adequately support all such products that use its services that could harm the Trust, the Shareholders and the value of the Shares. If Coinbase were to favor the interests of certain products over others, it could result in inadequate attention or comparatively unfavorable commercial terms to less favored products, which could adversely affect the Trust’s operations and ultimately the value of the Shares.
The following supersedes and replaces the final two paragraphs of the risk factor "Risks Factors—Regulatory Risk— Anonymity, Sanctions, And Illicit Financing Risk." on page 41 of the Prospectus:
Each of the Bitcoin Custodian and the Additional Bitcoin Custodian have adopted and implemented an anti-money laundering and sanctions compliance program, which provides additional protections to ensure that the Sponsor and the Trust do not transact with a sanctioned party. Notably, the Bitcoin Custodian performs Know-Your-Transaction (“KYT”) screening using blockchain analytics to identify, detect, and mitigate the risk of transacting with a sanctioned or other unlawful actor. Pursuant to the Bitcoin Custodian’s KYT program, any bitcoin that is delivered to the Trust’s custody account will undergo screening to ensure that the origins of that bitcoin are not illicit. The Additional Bitcoin Custodian’s KYT program includes robust internal policies, procedures and controls that combat the attempted use of the Additional Bitcoin Custodian for illegal or illicit purposes, including a customer identification program, annual training of all employees and officers in anti-money laundering obligations and requirements, filing of Suspicious Activity Reports with the U.S. Financial Crimes Enforcement Network and annual independent audits of the Additional Bitcoin Custodian’s anti-money laundering program.
There is no guarantee that such procedures will always be effective. If the Authorized Participants or Liquidity Providers have inadequate policies, procedures and controls for complying with applicable anti-money laundering and applicable sanctions laws or the Trust’s diligence is ineffective, violations of such laws could result, which could result in regulatory liability for the Trust, the Sponsor, the Trustee or their affiliates under such laws, including governmental fines, penalties, and other punishments, as well as potential liability to or cessation of services by the Bitcoin Custodian or the Additional Bitcoin Custodian. Any of the foregoing could result in losses to the Shareholders or negatively affect the Trust’s ability to operate.
The following supersedes and replaces the risk factor "Risks Factors—Other Risks—Although The Bitcoin Custodian Is A Fiduciary With Respect To The Trust’s Assets, It Could Resign Or Be Removed By The Sponsor, Which May Trigger Early Dissolution Of The Trust." on page 46 of the Prospectus:
Although The Bitcoin Custodian and the Additional Bitcoin Custodian Are Fiduciaries With Respect To The Trust’s Assets, It Could Resign Or Be Removed By The Sponsor, Which May Trigger Early Dissolution Of The Trust.
The Bitcoin Custodian and the Additional Bitcoin Custodian are fiduciaries under § 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Advisers Act and is licensed to custody the Trust’s bitcoins in trust on the Trust’s behalf. However, the Bitcoin Custodian or the Additional Bitcoin Custodian may terminate the Custody Agreement or the Additional Bitcoin Custody Agreement, as the case may be, immediately or upon providing the applicable notice provided under the Custody Agreement or the

Additional Bitcoin Custody Agreement. If either the Bitcoin Custodian or the Additional Bitcoin Custodian resigns, is removed, or is prohibited by applicable law or regulation to act as custodian, and no successor custodian has been employed, the Sponsor may dissolve the Trust in accordance with the terms of the Trust Agreement.
The following supersedes and replaces the risk factor "Risks Factors—Other Risks— The Trust and its service providers are subject to certain operational risks." on page 50 of the Prospectus:
The Trust and its service providers, including the Sponsor, Administrator, Transfer Agent, Bitcoin Custodian and Cash Custodian (as well as Authorized Participants and market makers) may experience disruptions that arise from human error, processing and communications errors, counterparty or third-party errors, or technology or systems failures, any of which may have an adverse impact on the Trust. Although the Trust and its service providers seek to mitigate these operational risks through their internal controls and operational risk management processes, these measures may not identify or may be inadequate to address all such risks. Additionally, the Bitcoin Custodian and the Additional Bitcoin Custodian, which were established in 2015 and 2012 respectively, each have a limited operating company and experience, which could heighten certain operational risks.
The following is added to immediately follow "The Trust's Service Providers—The Bitcoin Custodian—The Bitcoin Custodian’s Role in the Clearing Agreement" on page 81 of the Prospectus.
The Additional Bitcoin Custodian
The Additional Bitcoin Custodian for the Trust’s bitcoin holdings is Coinbase Custody Trust Company, LLC, and the Trust has entered into the Additional Bitcoin Custody Agreement with the Additional Bitcoin Custodian. The Sponsor may, in its sole discretion, add or terminate Bitcoin custodians. The Sponsor may, in its sole discretion, change the custodian for the Trust’s Bitcoin holdings, but it will have no obligation whatsoever to do so or to seek any particular terms for the Trust from other such custodians.
The Additional Bitcoin Custodian will keep custody of all of the Trust’s Bitcoin in segregated accounts in the Additional Bitcoin Vault Balance. Trust assets held in the Additional Bitcoin Vault Balance are held in segregated wallets and are not commingled with the assets of the Additional Bitcoin Custodian’s other customers.
The Additional Bitcoin Custodian will keep all of the private keys associated with the Trust’s bitcoin held at the Additional Bitcoin Custodian in the Additional Bitcoin Vault Balance in cold storage. Cold storage is a safeguarding method by which the private key(s) corresponding to bitcoin is (are) generated and stored in an offline manner. Private keys are generated in offline computers or devices that are not connected to the internet so that they are more resistant to being hacked. By contrast, in hot storage, the private keys are held online, where they are more accessible, leading to more efficient transfers, though they are potentially more vulnerable to being hacked.
Cold storage of private keys may involve keeping such keys on a non-networked computer or electronic device or storing the public key and private keys on a storage device or printed medium and deleting the keys from all computers. The Additional Bitcoin Custodian may receive deposits of bitcoin but may not send bitcoin without use of the corresponding private keys. Such private keys are stored in cold storage facilities within the United States and Europe, exact locations of which are not disclosed for security reasons. A limited number of employees at the Additional Bitcoin Custodian are involved in private key management operations, and the Additional Bitcoin Custodian has represented that no single individual has access to full private keys. The Additional Bitcoin Custodian’s internal audit team performs periodic internal audits over custody operations, and the Additional Bitcoin Custodian has represented that Systems and Organizational Control (“SOC”) attestations covering private key management controls are also performed on the Additional Bitcoin Custodian by an external provider.
The Additional Bitcoin Custodian has adopted the following security policies and practices with respect to bitcoin held in its hot wallet: hot wallet private keys are managed online within high security environments; the high security environments can only be accessed via limited programmatic access from pre-defined environments; all human access to the environment is exceptional and requires going through additional authentication mechanisms; private keys are stored in an encrypted, non-exportable format in dedicated resources. Operational redundancy is achieved through services being run in a redundant, high availability mode across geographically redundant facilities, accompanied by regular system backups, thus protecting against service disruptions and single points of failure.
Coinbase Global maintains a commercial crime insurance policy of up to $320 million, which is intended to cover the loss of client assets held by Coinbase Insureds, including from employee collusion or fraud, physical loss including theft, damage of key material, security breach or hack, and fraudulent transfer. The insurance maintained by Coinbase Global is shared among all of Coinbase’s customers, is not specific to the Trust or to customers holding bitcoin with the Additional Bitcoin Custodian and may not be available or sufficient to protect the Trust from all possible losses or sources of losses.
In the event of a fork, the Additional Bitcoin Custody Agreement provides that the Additional Bitcoin Custodian may temporarily suspend services, and may, in their sole discretion, determine whether or not to support (or cease supporting) either branch of the forked protocol entirely, provided that the Additional Bitcoin Custodian shall use commercially reasonable efforts to avoid ceasing to support both branches of such forked protocol and will support, at a minimum, the original digital asset. The Additional Bitcoin Custody Agreement provides that, other than as set forth therein, and provided that the Additional Bitcoin Custodian shall make commercially reasonable efforts to assist the Trust to retrieve and/or obtain any assets related to a fork, airdrop or similar event the Additional Bitcoin Custodian shall have no liability, obligation or responsibility whatsoever arising out of or relating to the operation of the underlying software protocols relating to the Bitcoin network or an unsupported branch of a forked protocol and, accordingly, The Trust acknowledges and assumes the risk of the same. The Additional Bitcoin Custody Agreement further provides that, unless specifically communicated by the Additional Bitcoin Custodian and its affiliates through a written public statement on the Coinbase website, the Additional Bitcoin Custodian does not support airdrops, metacoins, colored coins, side chains, or other derivative, enhanced or forked protocols, tokens or coins, which supplement or interact with bitcoin. The Sponsor has committed to cause the Trust to permanently and irrevocably abandon any Incidental Rights and IR Virtual Currency to which the Trust may become entitled in the future. The Trust has no right to receive any Incidental Right or IR Virtual Currency. Furthermore, the Custodian has no authority, pursuant to the Additional Bitcoin Custody Agreement or otherwise, to exercise, obtain or hold, as the case may be, any such abandoned Incidental Right or IR Virtual Currency on behalf of the Trust or to transfer any such abandoned Incidental Right or IR Virtual Currency to the Trust if the Trust terminates its custodial arrangement with the Custodian. For more information on the Trust’s and Sponsor’s policies on forked or airdropped assets, see “Risk Factors— a temporary or permanent “fork” of the Bitcoin blockchain could adversely affect an investment in the trust.” Neither the Additional Bitcoin Custodian nor any other Coinbase entity is permitted to withdraw the Trust’s bitcoin from the Trust’s Additional Bitcoin Vault Balance, or loan, hypothecate, pledge or otherwise encumber the Trust’s bitcoin, without the consent of the Trust.
The Additional Bitcoin Custodian’s “Force Majeure Provision” provides that: Neither the Additional Bitcoin Custodian nor the Client shall be liable to the other for delays, suspension of operations, whether temporary or permanent, failure in performance of the Additional Bitcoin Custody Agreement, or interruption of service in each case to the extent it is directly due to a cause or condition beyond the reasonable control of the party whose performance is affected by it, including, to the extent beyond its reasonable control, any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; hacking (provided that the Additional Bitcoin Custodian has taken reasonable precautions and acts in a manner consistent with its applicable policies and procedures with respect to hacking risks and in doing so is not negligent); government prohibitions; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; unavailability of Fedwire, SWIFT or banks’ payment processes; outbreaks of infectious disease or any other public health crises, including quarantine or other required employee restrictions; or any other catastrophe or material event which is beyond the reasonable control of the party affected by it.
Under the Additional Bitcoin Custody Agreement, the Additional Bitcoin Custodian’s liability is limited as follows, among others: (i) in respect of any incidental, indirect, special, punitive, consequential or similar losses, the Additional Bitcoin Custodian is not liable, even if the Additional Bitcoin Custodian has been advised of or knew or should have known of the possibility thereof; (ii) the Additional Bitcoin Custodian, its affiliates or its respective officers, directors, agents, employees and representatives shall in no event have any liability with respect to any breach of its obligations under the Additional Bitcoin Custody Agreement which does not result from its negligence, fault, fraud or willful misconduct; and (iii) except for the: (i) Excluded Liabilities; (ii) fraud; or (iii) willful misconduct, in no event shall any Coinbase entity's aggregate liability with respect to any breach of its obligations under the Additional Bitcoin Custody Agreement exceed the greater of (a) the value of the bitcoin involved in the transaction giving rise to such liability and (b) the aggregate amount of fees paid by the Trust to such Coinbase entity in respect of services relating to custody, trade execution, lending or post-trade credit (if applicable) and other services in the 12-month period prior to the event giving rise to such liability, and solely in respect of custodial services provided pursuant to the Additional Bitcoin Custody Agreement, the liability of the Additional Bitcoin Custodian shall not exceed the greater of (i) the aggregate amount of fees paid by the Trust to the Additional Bitcoin Custodian in respect of the custodial services in the 12-month period prior to the event giving rise to such liability; or (ii) the value of the bitcoin on deposit in Trust’s Additional Bitcoin Account(s) involved in the event giving rise to such liability; provided, that in no event shall the Additional Bitcoin Custodian’s aggregate liability in respect of each cold storage address exceed one hundred million US dollars ($100,000,000.00 USD).
“Excluded Liabilities” means (x) with respect to the Trust, (1) the Trust’s defense and indemnity obligations under the Additional Bitcoin Custody Agreement; (2) any outstanding commissions or fees owed by the Trust under the Additional Bitcoin Custody Agreement and (3) the Trust’s breach of representations and warranties under the Additional Bitcoin Custody Agreement; and (y) with respect to the Additional Bitcoin Custodian, its defense and indemnity obligations under the Additional Bitcoin Custody Agreement.
With respect to the Excluded Liabilities, the Additional Bitcoin Custodian’s liability to the Trust for any losses arising out of or in connection with the Additional Bitcoin Custodian’s defense and indemnity obligations under the Additional Bitcoin Custody Agreement will be limited, in the aggregate, to an amount equal to five million U.S. dollars ($5,000,000.00 USD).
The Additional Bitcoin Custodian requires up to twenty-four (24) hours between any request to withdraw bitcoin from the Trust’s Additional Bitcoin Account and submission of the Trust’s withdrawal to the Bitcoin network. It may be necessary to retrieve certain information from offline storage in order to facilitate a withdrawal in accordance with the Trust’s instructions, which may delay the initiation or crediting of such withdrawal from the Trust’s Additional Bitcoin Account. Bitcoin shall not be deposited or withdrawn upon less than twenty-four (24) hours’ notice initiated from the Trust’s Additional Bitcoin Account. The time of such request shall be the time such notice is transmitted from the Trust’s Additional Bitcoin Account. In the context of the foregoing and during such twenty-four (24) hours’ notice period, the Additional Bitcoin Custodian makes no representations or warranties with respect to the availability and/or accessibility of (1) the bitcoin, (2) a Custody Transaction (as defined in the Additional Bitcoin Custody Agreement, which includes a deposit or withdrawal), (3) the Additional Bitcoin Account, or (4) the Custodial Services (as defined in the Additional Bitcoin Custody Agreement). While the Additional Bitcoin Custodian will make reasonable efforts to process client initiated deposits in a timely manner, the Additional Bitcoin Custodian makes no representations or warranties regarding the amount of time needed to complete processing of deposits as such processing is dependent upon many factors outside of the Additional Bitcoin Custodian’s control.
Under the Additional Bitcoin Custody Agreement, except in the case of its negligence, fraud, material violation of applicable law or willful misconduct, the Additional Bitcoin Custodian shall not have any liability, obligation, or responsibility for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect the Trust’s computer or other equipment, or any phishing, spoofing or other attack.
The Additional Bitcoin Custodian could terminate services under the Additional Bitcoin Custody Agreement for any reason and without Cause upon providing the applicable notice to the Trust for any reason, or immediately for Cause (“Cause” is defined in the Additional Bitcoin Custody Agreement as (i) the Trust breaches any provision of the Additional Bitcoin Custody Agreement and such breach is not cured within three (3) business days after notice of such breach is given to the Trust in the case of a payment-related breach or is not cured within ten (10) business days after notice of such breach is given to the Trust; (ii) the Trust takes any action to dissolve or liquidate (iii) the Trust becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority; (iv) the Trust becomes subject to any bankruptcy or insolvency proceeding; (v) the Additional Bitcoin Custodian becomes aware of any facts or circumstances with respect to the Trust’s financial, legal, regulatory or reputational position which reasonably would materially adversely affect The Trust’s ability to comply with its obligations under the Additional Bitcoin Custody Agreement, and such facts and circumstances cannot be cured within five (5) business days; (vi) termination is required pursuant to a facially valid subpoena, court order or binding order of a government authority; (vii) the Trust’s Additional Bitcoin Account is subject to any pending litigation, investigation or government proceeding; or (vii) the Additional Bitcoin Custodian reasonably suspects the Trust of attempting to circumvent the Additional Bitcoin Custodian’s controls in a manner the Additional Bitcoin Custodian otherwise deems inappropriate or potentially harmful to itself or third parties.)
 The following is added to immediately follow the "Material Contracts—Custodial Services Agreement" on page 110 of the Prospectus.
Additional Bitcoin Custodial Services Agreement
For more information, see the description of the Additional Bitcoin Custodial Services Agreement provided in “THE TRUST’S SERVICE PROVIDERS—The Additional Bitcoin Custodian” above.
The following is added to immediately follow the defined term "1940 Act" under "Appendix A" on page Appendix A-1 of the Prospectus.
“Additional Bitcoin Account”: The special account opened by the Additional Bitcoin Custodian for the purpose of holding the Trust’s bitcoin.
“Additional Bitcoin Custodian”: Coinbase Custody Trust Company, LLC
“Additional Bitcoin Custody Agreement”: The agreement which establishes the rights and responsibilities the Additional Bitcoin Custodian, the Sponsor and the Trust with respect to the custody of the Trust’s bitcoin.
17